Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2008
     Midlothian, Texas December 22, 2008 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2008.
Highlights
▪	Consolidated revenues increased $5.6 million or 1.2% for the nine month period, but declined $15.7 million, or 9.9% for the quarter.

▪	Apparel Segment revenues increased $9.8 million or 4.8% for the nine month period, but declined $9.6 million or 13.8% for the quarter.

▪	Print Segment revenues decreased $4.1 million or 1.6% for the nine month period and $6.1 million or 6.9% for the quarter.
Financial Overview
     Our consolidated net sales decreased by $15.7 million, or 9.9%, from $158.2 million for the quarter ended November 30, 2007 to $142.5 million for the quarter ended November 30, 2008. Our Print sales were $82.6 million, compared to $88.7 million for the same quarter last year, or a decrease of 6.9%. Apparel sales were $59.9 million, compared to $69.5 million for the same quarter last year, or a decrease of 13.8%. Our overall gross profit margins (“margins”) were 26.6% for both current and prior year third quarters. Our Print margins decreased slightly from 26.8% to 26.4%, while our Apparel margins increased from 26.2% to 26.9%. Our earnings decreased from $11.6 million, or $.45 per diluted share, for the quarter ended November 30, 2007 to $9.9 million, or $.38 per diluted share, for the quarter ended November 30, 2008.
     Net sales increased from $461.1 million for the nine months ended November 30, 2007 to $466.7 million for the nine months ended November 30, 2008, or 1.2%. Our Print sales for the period were $253.3 million, compared to $257.4 million for the same period last year. Apparel sales for the period were $213.4 million, compared to $203.6 million for the same period last year. Our overall margins were 25.2% for the period, compared to 27.1% for the same period last year. For the period, our Print margins decreased slightly from 27.0% to 26.8%, while our Apparel margins decreased from 27.1% to 23.3% due to higher cotton and commodity prices. Net earnings decreased from $33.5 million, or $1.30 per diluted share, for the nine months ended November 30, 2007 to $30.2 million, or $1.17 per diluted share, for the nine months ended November 30, 2008.

     The Company, during the quarter ended November 30, 2008, generated $19.5 million in EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to $23.4 million for the comparable quarter last year. For the nine month period, the Company generated $59.9 million in EBITDA, compared to $68.7 million for the comparable period last year. Cash flow from operations increased from $17.6 million for the nine months ended November 30, 2007 to $36.2 million for the same period this year.
     Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):

	Three months ended		Nine months ended
	November 30,		November 30,
	2008	2007	2008	2007
Earnings before income taxes	$15,554	$18,360	$47,486	$53,177
Interest expense	778	1,398	2,703	4,283
Depreciation/amortization	3,123	3,643	9,716	11,226

EBITDA (non-GAAP)	$19,455	$23,401	$59,905	$68,686

     Keith Walters, Chairman, President and CEO, commented by saying, “fiscal year 2009 continues to be a challenging year given the general economic climate, competitors’ pricing strategies, volatility of commodity prices, etc. Our Print Segment’s top-line has been, and is continuing to be, impacted by the general economic climate; however, we are now starting to see this impact spill over into our Apparel Segment. Since mid-October overall economic conditions, consumer confidence and consumer/corporate spending have dramatically deteriorated. T-shirt demand, which we had believed to be somewhat recession proof and had been through mid-October, has been significantly impacted by the rapid and unprecedented change in the macro environment. We are encouraged by the fact that our apparel margins returned to prior year levels, and we were able to maintain our print margins, even while both these segments experienced sales declines during the quarter. We continue to be cautious about our ability to sustain these levels, given the economic environment and the speed at which market conditions have been changing, and recent pricing pressures initiated by competitors’ discounting strategies. Given the current level of market uncertainty and volatility, we continue to believe the remainder of this fiscal year and the next will be extremely difficult for all companies. We are encouraged however, by how we have navigated these waters to date and look forward to the challenge that lies ahead.”
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	November 30,		November 30,
Condensed Operating Results	2008	2007	2008	2007
Revenues	$142,453	$158,215	$466,703	$461,075
Cost of goods sold	104,596	116,181	349,156	336,344

Gross profit	37,857	42,034	117,547	124,731
Operating expenses	21,862	22,147	67,522	67,058

Operating income	15,995	19,887	50,025	57,673
Other expense	441	1,527	2,539	4,496
Income tax expense	5,678	6,792	17,333	19,675

Net earnings	$9,876	$11,568	$30,153	$33,502

Earnings per share
Basic	$0.38	$0.45	$1.17	$1.31

Diluted	$0.38	$0.45	$1.17	$1.30

	November 30,	February 29,
Condensed Balance Sheet Information	2008	2008
Assets
Current assets
Cash	$2,972	$3,393
Accounts receivable, net	67,679	72,278
Inventories, net	104,028	98,570
Other	14,095	11,578

	188,774	185,819

Property, plant & equipment	54,857	58,988
Other	265,859	268,324

	$509,490	$513,131

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$29,237	$29,658
Accrued expenses	23,978	21,913
Current portion of long-term debt	227	255

	53,442	51,826

Long-term debt	70,859	90,710
Deferred credits	20,116	22,116

Total liabilities	144,417	164,652

Shareholders’ equity	365,073	348,479

	$509,490	$513,131

	Nine months ended
	November 30,
Condensed Cash Flow Information	2008	2007
Cash provided by operating activities	$36,203	$17,615
Cash used in investing activities	(3,137)	(16,243)
Cash used in financing activities	(32,956)	(2,987)
Effect of exchange rates on cash	(531)	189

Change in cash	(421)	(1,426)
Cash at beginning of period	3,393	3,582

Cash at end of period	$2,972	$2,156